                                                                                                               EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered as of April 28, 2008 by and between uParts.com, Inc. and Alexander Adegan (each a “Consultant” and together the “Consultants”) and U.S. Auto Parts Network, Inc. (the “Company”).

RECITALS

The Company desires to engage Consultants, as independent contractors, to perform the services described in this Agreement and Consultants desire to perform such services for the Company and its customers and/or clients, in accordance with the terms and conditions set forth in this Agreement.  This Agreement is not an employment agreement, nor does there exist any intent between the Consultant and Company to create an employment relationship between the Company and Consultant’s employees.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.  Consulting Services.  Consultants agree to provide  technology development services and such other services as may be agreed to by the parties hereto (collectively, the “Consulting Services”).  Consultants will be available on a weekly basis for up to 10 hours per week.  Consultants shall utilize the highest professional standards of practice in performing services for the Company.  The Company shall not dictate the work hours of Consultants and, except as otherwise specified herein, shall not have the right to control the manner, means or method by which Consultants perform the Consulting Services.  Rather, the Company shall be entitled only to direct Consultants with respect to the results to be derived by the Consultants and the due dates for such results to be delivered to the Company.  Consultants agree that Mr. Adegan shall be designated to personally provide or oversee the services to be provided by the Consultants under this Agreement.

2.  Term.  This Agreement shall terminate on February 28, 2010, unless earlier terminated by the Company for Cause.  “Cause” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by one or both Consultants, (ii) the breach by one or both Consultants of any obligation under this Agreement, including obligations relating to the Confidential Information (as defined below), or (iii) any other misconduct by one or both Consultants adversely affecting the business or affairs of the Company (or any affiliate) in any manner.  Consultants’ obligations described in Sections 4 through 8 shall survive termination of this Agreement. In the event the applicable circumstance set forth in subparagraphs (ii) or (iii) above is capable of cure by the Consultants, then the Company shall not terminate this Agreement “with cause” without having first given the Consultants written notice of the circumstance, such notice stating details thereof and the Company’s allegation of the Consultants breach with respect thereto and affording Consultants ten (10) business days after the Consultants receipt of such notice to cure such circumstance, breach or default.

3.  Fees and Expenses.

(a)  The Company shall pay uParts.com, Inc. (or Mr. Adegan, if so designated by Mr. Adegan or uParts.com, Inc. by written notice to the Company) three initial monthly fees of $45,000 on May 28, 2008, June 28, 2008 and July 28, 2008, followed by equal monthly fees of $6,397 for 19 months starting on August 28, 2008 and ending on February 28, 2010.

(b)  Subject to approval of the Company’s board of directors or its Compensation Committee, the Company shall grant to Mr. Adegan an option to purchase up to 120,000 shares of the Company’s common stock under the Company’s 2007 Omnibus Incentive Plan (the “2007 Plan”), which option shall be immediately exercisable but shall vest in equal monthly installments over the next twenty-two (22) months. The exercise price of the Consultant’s options will be set at the closing price of the Company’s common stock on NASDAQ on April 28, 2008. The vesting of such options shall accelerate in full upon a Change in Control of the Company, as such term is defined in the 2007 Plan.

(c)  The Company shall pay or reimburse reasonable costs and expenses specifically incurred by Consultants in providing the Consulting Services in accordance with the Company’s expense reimbursement guidelines.  Any single expense which will exceed $250.00 must be approved in advance by the Company’s Chief Executive Officer, President or Chief Financial Officer, or the Company may elect at its sole discretion not to reimburse Consultants for that expense.  The Company owns all property and equipment for which Consultants are reimbursed.  The Company retains the right to determine the reasonableness of any submitted expense and to deny unreasonable expenses in its sole discretion.  The Company will not reimburse Consultants for basic office expenses including, but not limited to, a laptop computer, meals, office space, equipment, telephone, postage, copying, stationery and business cards.  Consultants agree to submit all bills for Consulting Services monthly and all requests to reimburse expenses within thirty (30) days of incurring the expense.

4.  Confidential Information.

(a)  Each Consultant acknowledges that Consultant may acquire information and materials about the Company, including but not limited to information about the Company’s operations, services, computer programs, algorithms, application programming interfaces, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers, customer information, and other information concerning the Company’s actual or anticipated business, or which is received in confidence by the Company or for the Company from any other person or entity, and that all such information and materials are and shall be the trade secret and confidential and proprietary information of the Company (hereinafter referred to as “Confidential Information”).  At all times, both during the term of this Agreement and after its termination, each Consultant, including all employees of such Consultant assigned to work on projects for the Company, will keep in confidence and trust and will not use any Confidential Information without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing the Consulting Services under this Agreement. Each Consultant acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement. Each Consultant hereby acknowledges and agrees that all such Confidential Information shall be the sole and exclusive property of the Company.  Confidential Information does not include information that:  (i) is now, or hereafter becomes, through no act or failure to act on the part of one or both Consultants, generally known or available to the public; (ii) was known by the Consultants without restriction as to use or disclosure before receiving such information from the Company; or (iii) is hereafter rightfully furnished to Consultant on a non-confidential basis by a third party.

(b)  Mr. Adegan acknowledges and agrees that the obligations under his Confidential Information and Invention Assignment Agreement with the Company dated May 22, 2006 (the “Prior Confidentiality Agreement”) which are effective as of the date of this Agreement shall remain in full force and effect in accordance with its terms and shall not be deemed to be modified by this Agreement.

5.  Consultants’ Employees.  Each Consultant agrees that every employee of Consultant who works on projects for the Company or who has access to the Company’s proprietary information, will execute the Company’s standard proprietary information and inventions agreement, or a substantially similar document, before having access to any of the Confidential Information.

6.  Company Materials.  Each Consultant agrees as follows:

(a)  All Company Materials (as defined below) shall be the sole and exclusive property of the Company.  Neither Consultant nor any of Consultant’s employees will remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as required in connection with performance of the Consulting Services under this Agreement.  Neither Consultant nor any of Consultant’s employees will copy or download to any computer or other equipment owned by Consultant any Confidential Information unless prior written consent to such copying or downloading is obtained from the Company.  Should the Company authorize downloading or copying of Confidential Information to Consultant’s computer systems or other equipment, such Consultant agrees and warrants that such information will be kept in a separate file(s), segregated from all other information belonging to Consultant or any other entity.  For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Consultant or by others. “Company Materials” include, but are not limited to, software, code, drawings, photographs, charts, graphs, notebooks, customer lists, computer media or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.  For the purposes of this Agreement, “Results” means any and all deliverables or results of the Consulting Services including, without limitation, all Assigned Invention Ideas.

(b)  Upon termination of this Agreement, Consultant will immediately erase all files containing Company information in their entirety.  Consultant further agrees that, immediately upon the Company’s request and in any event upon completion of the Consulting Services, Consultant shall deliver to the Company all Company Materials, any document or media that contains Results, apparatus, equipment and other physical property or any reproduction of such property, excepting only Consultant’s copy of this Agreement.  In addition, Consultant will remove from any equipment that belongs to Consultant, including any computer or hard drive that belongs to Consultant, all Confidential Information and will allow the Company to inspect all computers and hard drives used by Consultant to insure that all material has been removed.

7.  Inventions.  Each Consultant further agrees as follows:

(a)  Consultant agrees to assign, and does hereby assign, to the Company without further consideration all right, title, and interest that Consultant may acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Assigned Invention Idea (as defined below), which was developed by Consultant specifically for the Company pursuant to this Agreement (such specific development to be evidenced by a writing describing the Company’s development request and Consultant’s acceptance of such request in writing, which may consist of electronic mail).  All such “Assigned Invention Ideas” shall be the sole property of the Company, whether or not patentable.  Without limiting the foregoing, Consultant agrees that any such original works of authorship shall be deemed to be “works made for hire” and that the Company shall be deemed the author of them under the U.S. Copyright Act (Title 17 of the U.S. code), provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law, Consultant irrevocably assigns and transfers to the Company all right, title and interest in such works, including but not limited to copyrights.  The term “Assigned Invention Ideas” means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice or authored by Consultant or Consultant’s agents, employees, or independent contractors, either solely or jointly with others, resulting from the work performed by Consultant under this Agreement or from the use of proprietary information, materials or facilities of the Company during the period in which Consultant is retained by the Company or its successor in business, under this Agreement or any previous agreements or any extensions or renewals thereof. The Company acknowledges that Consultant previously disclosed prior inventions to the company which Consultant claimed was created by Consultant prior to the term of such Agreement and before the period of employment of consultant as an employee of the Company prior hereto (“Prior Invention”).  In this regard, the Company agrees that the Prior Invention, as well as any updates thereto, are not property of the Company and shall remain the sole and exclusive property of their owners.

(b)  In the event any Assigned Invention Idea shall be determined by the Company to be patentable or otherwise registerable, Consultant will assist the Company (at its expense) in obtaining letters patent or other applicable registrations, and Consultant will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations and to vest the Company with full title to them.  Consultant’s obligation to assist the Company in obtaining and enforcing patents, registrations or other rights for such inventions, shall continue beyond the termination of the consulting and/or contracting arrangement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request for such assistance.  Should the Company be unable to secure Consultant’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Assigned Invention Idea,  Consultant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act on Consultant’s behalf, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights of protections with the same force and effects as if executed and delivered by Consultant.

(c)  Consultant agrees to maintain adequate and current written records on the development of all Assigned Invention Ideas and to disclose promptly to the Company all Assigned Invention Ideas and relevant records, which records will remain the sole property of the Company.

8.  Noncompetition. Mr. Adegan agrees that, during the term of this Agreement, he shall not engage in any commercial activities or endeavors that are in direct competition with the Company. However, this section excludes the business of sourcing parts for repair facilities, mechanics, service-centers, collision-repair-centers utilizing Consultants’ previously developed technologies and all of their derivitives and enhancements.

9.  Nonsolicitation.  Each Consultant agrees that during the term of this Agreement (and in any event through the one year anniversary of the termination date of this Agreement), such Consultant will not (a) directly or indirectly solicit, induce, encourage or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company; (b) usurp any opportunity of the Company that such Consultant becomes aware of during the term of this Agreement or which is made available to the Consultant on the basis of Consultant’s relationship with the Company; or (c) directly or indirectly interfere with, solicit, induce or attempt to influence any person or business that is an account, customer or client of the Company for the purpose or with the result of adversely impacting the Company’s relationship with the account, customer or client.

10.  Independent Contractor.  Each Consultant agrees, acknowledges and understands that:

(a)  Consultant shall act in the capacity of an independent contractor with respect to the Company.  Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company.  Consultant will not use the Company’s logo or marks without prior written approval, and then such use shall be only for the benefit of the Company and at the direction of the Company.  Consultant shall not be, nor represent itself as being, an agent of the Company, and shall not be, nor represent itself as being, authorized to bind the Company.

(b)  Consultant and its employees shall not be employees of the Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, or plans pertaining to retirement, deferred savings, disability, medical or dental) regardless of whether Consultant or any of Consultant’s employees are classified as an employee for any other purpose or is otherwise eligible to participate pursuant to the terms of such plans.  The exclusion of Consultant and his employees, if any, from benefit programs maintained by the Company is a material component of the terms of compensation negotiated by the parties, and is not premised on Consultant’s status as a non-employee with respect to the Company.  Except for the stock option to be provided pursuant to Section 3(b) or any other stock-based award specifically granted by the Company’s board of directors or its Compensation Committee, to the extent that Consultant may become eligible for any benefit programs maintained by the Company (regardless of timing or reason for eligibility), Consultant hereby waives his right to participate in the programs and will indemnify and hold the Company harmless from any claim by Consultant or any of Consultant’s employees against the Company for benefits pursuant to any of the Company’s employee benefit plans.

(c)  Consultant understands and agrees that consistent with his independent contractor status, neither he nor his employees, if any, will apply for any government-sponsored benefits intended only for employees of the Company, including, but not limited to, unemployment benefits and all such benefits will be provided solely by or through Consultant. Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers’ Compensation, Unemployment or State Disability Insurance for Consultant and/or his employees; and Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

11.  Consultant’s Representations.  Each Consultant agrees, represents and warrants that:

(a)  Consultant’s performance of the Consulting Services or of any term of this Agreement will not breach any agreement or understanding that Consultant has with any other person or entity and that there is no other contract or duty now in existence inconsistent with the terms of this Agreement;

(b)  During the term of this Agreement, Consultant shall not be bound by any agreement, nor assume any obligation, which would in any way be inconsistent with the Consulting Services to be performed by Consultant under this Agreement;

(c)  In performing the Consulting Services, Consultant will not use any confidential or proprietary information of any other person or entity or infringe the intellectual property rights (including, without limitation, patent, copyright, trademark or trade secret rights) of any other person or entity nor will Consultant disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information of any person or entity other than the Company or Consultant;

(d)  During the term of this Agreement, Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  Consultant represents and warrants that Consultant has returned all property and confidential information belonging to all prior entities for whom Consultant has provided services, including, without limitation, all files, records, documents, laboratory notebooks, drawings, prototypes, plans, specifications, computer disks, sources codes, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, compilations of information, correspondence, and all copies, abstracts, and summaries of the foregoing, instruments, tools, and equipment, and all other physical items related to the business of the prior entities.  Consultant further represents and warrants that Consultant’s performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to or concurrent with this Agreement with the Company.  Consultant has not entered into, and agrees not to enter into, any oral or written agreement in conflict with this one;

(e)  Consultant will abide by all applicable laws and the Company’s safety rules in the course of performing the Consulting Services; and

(f)  Consultant will not use or retain any other individual(s) or employee(s) in performing services for the Company except in compliance with all of the following conditions:

(i)  All individual(s) or employees used have acknowledged, in writing, that they are not employees, agents or subcontractors of the Company for any purpose.  Consultant hereby assumes full responsibility for all actions of all such individuals, and agrees to indemnify and hold the Company harmless from any and all claims by such individuals, by Consultant or by any federal state or local government agency relating to services performed in conjunction with this Agreement.

(ii)  Consultant agrees and assumes full liability and responsibility for payment of compensation, taxes and other legal obligations (including, but not limited to, withholding, reporting of income, social security, unemployment and workers’ compensation).  Consultant agrees to indemnify and hold the Company harmless from any claims by federal, state or local government entities or agencies relating to the payment of compensation, taxes, unemployment contributions, tax withholding, insurance or other legal obligations arising out of or relating to services performed under this Agreement.

(iii)  All individual(s) or employees have signed a standard proprietary information agreement and inventions agreement of the Company, or a substantially similar document.

12.  Indemnification.  Consultants will jointly defend, indemnify and hold the Company harmless against any and all losses, liabilities, damages, claims, demands, suits, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (a) any act or omission of a Consultant or a Consultant’s breach of any term or condition of this Agreement, or (b) infringement by a Consultant’s performance of the Consulting Services of any third party intellectual property rights or (c) any failure (alleged or actual) by a Consultant to satisfy any of tax or withholding obligations resulting from his services to the Company.

13.  Miscellaneous Provisions.

(a)  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.  All parties hereto further agree that any dispute between them may be determined only by a state or federal court of competent jurisdiction in Los Angeles County, California, and all parties hereby consent to venue and jurisdiction in that forum, based on the fact that this Agreement has been made and executed in that county, and will be at least partially performed there.

(b)  If one or more provisions of this Agreement are held to be illegal or unenforceable, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of the Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

(c)  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns; provided, however, that this Agreement and its rights and obligations are not assignable by Consultants without the Company’s prior written consent.

(d)  Any notice required under this Agreement shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient (if not sent during normal business hours, then on the next business day), (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, if sent within the United States (but seven (7) days after having been sent by similar mail service if sent from, or to, an address outside the United States) or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All such notices shall be sent to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this section to all other parties to this Agreement.

(e)  This Agreement contains the entire understanding of the parties regarding its subject matter and supersedes all prior understandings or agreements between the parties with regard to its subject matter, except with respect to agreements incorporated by reference in this Agreement or specifically deemed not to be modified by this Agreement (including the Prior Confidentiality Agreement).  This Agreement can only be modified by a subsequent written agreement executed by both parties.

(f)  This Agreement may be signed in counterparts, each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, this Consulting Agreement is entered into on the date first set forth above.
COMPANY:	CONSULTANTS:
U.S. Auto Parts Network, Inc.	Alexander Adegan
By: /s/MICHAEL J. McCLANE	By: /s/ALEXANDER ADEGAN
Name: Michael J. McClane	Address: **********************
Title: Chief Financial Officer	Fax No.: **********
E-mail: **********

uParts.com, Inc.
By: /s/ALEXANDER ADEGAN
Title: President & C.E.O
Address: ************************
Fax No.: ************
Email: ************